Exhibit 99.1

For Immediate Release

SOLO CUP COMPANY APPOINTS JAMES ALEXY

TO BOARD OF DIRECTORS

LAKE FOREST, Ill., April 8, 2010 – Solo Cup Company, a leading provider of single-use products used to serve food and beverages, today announced the appointment of R. James Alexy to fill a vacancy on its Board of Directors.

Mr. Alexy, 69, recently retired as Chairman of the Board of Network Services Company. He joined Network Services Company in 1992 and built the company from $1 billion to $16 billion in annual revenue over 18 years. Prior to Network Services Company, Mr. Alexy held management and executive level positions in a variety of industries and companies, including Sealy, Inc., Fort Howard Corporation, Pope & Talbot and Gulf & Western Industries. He began his career at Scott Paper Company in 1964.

“Jim Alexy not only has a proven track record of building and growing companies, he also knows our industry very well,” said Robert M. Korzenski, President and Chief Executive Officer, Solo Cup Company. “I look forward to his contributions and counsel as he brings the customer perspective to our board room.”

Solo Cup Company is a $1.5 billion company exclusively focused on the manufacture of single-use products used to serve food and beverages for the consumer/retail, foodservice and international markets. Solo has broad product offerings available in paper, plastic, foam, post-consumer recycled content and annually renewable materials, and creates brand name products under the Solo®, Sweetheart® and Bare™ by Solo® names. The company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about Solo, visit www.solocup.com.

Media Contact:	Analyst Contact:
Angie Chaplin Gorman, 847-444-3503	Bob Koney, 847-444-3201
angie.gorman@solocup.com	robert.koney@solocup.com